AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT, by and between LINCOLN FINANCIAL INVESTMENTS CORPORATION (“Adviser”), LINCOLN NATIONAL LIFE INSURANCE (“Administrator”), and KANSAS CITY LIFE INSURANCE COMPANY (“Company”), a life insurance company organized under the laws of the State of Missouri, is effective as of April 29, 2024 (the “Effective Date”).

WHEREAS, Adviser and Company hereto entered into the Administrative Services Agreement (“Agreement”), executed and effective as of May 01, 2023, as amended;

WHEREAS, Adviser desires to assign the Agreement to Administrator, its affiliate and the administrator to the Funds; and

WHEREAS, the parties desire to amend the Agreement to updated the Funds listed in Schedule One of the Agreement.

NOW, THEREFORE, in consideration of their mutual promises and covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Schedule One shall be deleted in its entirety and replaced with Schedule One attached hereto.
2.
Adviser hereby assigns to Administrator all of Adviser's rights, title, and interest in and to the Agreement. Administrator hereby accepts said assignment and assumes the Agreement and all duties and obligations of Adviser thereunder.  All references in the Agreement to “Lincoln Investment Advisors Corporation” or the “Adviser” are hereby replaced with “Lincoln National Life Insurance Company” or the “Administrator,” respectively.  Administrator agrees that the terms and conditions of the Agreement which previously applied to Adviser are hereby ratified, confirmed by, and made applicable to Administrator.

3.	Section 4 of the Agreement shall be deleted in its entirety and replaced by the following:
In consideration of the performance of the Administrative Services by Company with respect to the Contracts, beginning on the date hereof, Administrator agrees to pay Company an annual fee which shall equal a percentage of the average daily value of each Fund’s assets attributable to the Contracts held by the Shareholders as set forth on Schedule One hereto. The foregoing fee will be paid by Administrator to Company quarterly within thirty (30) days after the end of the calendar quarter. For purposes of determining the payment, the total of the average daily net assets in the applicable Funds shall be multiplied by the Asset Fee multiplied by the actual number of calendar days in the period divided by the number of calendar days in the year.
4.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.
5.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.
6.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.
LINCOLN FINANCIAL INVESTMENTS CORPORATION		KANSAS CITY LIFE INSURANCE COMPANY
By:	/s/ Benjamin Richer	By:	/s/ A. Craig Mason Jr.
Name:	Benjamin Richer	Name:	A. Craig Mason Jr.
Title:	SVP, Head of Funds Management	Title:	Senior Vice President, General Counsel & Secretary

LINCOLN NATIONAL LIFE INSURANCE COMPANY
By:	/s/ Benjamin Richer
Name:	Benjamin Richer
Title:	SVP, Head of Funds Management
Date:	4/17/2024

SCHEDULE ONE

Investment Company Name	Fund Names	Asset Fee
Lincoln Variable Insurance Products Trust	LVIP American Century Capital Appreciation Fund – Standard Class II	0.25%
	LVIP American Century Disciplined Core Value Fund – Standard Class II	0.25%
	LVIP American Century Inflation Protection Fund – Service Class	0.25%
	LVIP American Century International Fund – Standard Class II	0.25%
	LVIP American Century Mid Cap Value Fund – Standard Class II	0.25%
	LVIP American Century Ultra Fund – Standard Class II	0.25%
	LVIP American Century Value Fund – Standard Class II	0.25%
	LVIP JPMorgan Mid Cap Value Fund	0.25%
	LVIP JPMorgan Small Cap Core Fund	0.25%
	LVIP JPMorgan U.S. Equity Fund	0.25%